EXHIBIT 99.1
Franklin Bank Corp. Prices Offering of Contingent Convertible Senior Notes
HOUSTON, April 12, 2007 /PRNewswire-FirstCall/ — Franklin Bank Corp. (Franklin) (NASDAQ: FBTX) (AMEX:FBK-P) announced today that it has priced the public offering of $100,000,000 of 4% Contingent Convertible Senior Notes due 2027 at $1,000 per note, or 100%. The notes will bear interest at the rate of 4% per annum, payable semiannually in arrears, and will be convertible, in certain circumstances, at a conversion price of $22.00 per share, subject to adjustment, which represents a 40% conversion premium over the April 12 closing price of Franklin’s common stock of $15.70 per share. Unless Franklin has made an irrevocable election to physically settle, a holder will receive cash and, in certain circumstances, common stock upon conversion of its notes. RBC Capital Markets Corporation and Bear, Stearns & Co. Inc. are the underwriters for the offering. Franklin expects the issuance and delivery of the notes to occur on April 18, 2007.
Franklin intends to use the net proceeds from the offering to finance a portion of the purchase price of The First National Bank of Bryan in Bryan, Texas which is expected to close on or about April 30, 2007.
A written prospectus and prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from the following address or telephone number:
RBC Capital Markets Corporation
Attention: Syndicate Desk
One Liberty Plaza
New York, NY 10006
Telephone: 612-371-2818
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Company Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002. Franklin’s common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through a Preferred Stock offering that is now trading on the AMEX under the ticker symbol FBK-P. Franklin’s community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas.
Forward-Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include statements with respect to our notes offering. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.
Contact: Kris Dillon 713-339-8999